Exhibit 99.1

                                  NEWS RELEASE

For Release:  For Immediate Release
Contact:      Ray Singleton/David Flake
              (303) 296-3076

  Basic Earth Drilling Additional Well Offsetting Recent North Dakota Discovery

Denver, Colorado, September 1, 2004 - Basic Earth Science Systems, Inc. (Basic or the Company) (OTCBB:BSIC) reported today that it has commenced drilling the Lynn #2 in the southwest quarter of Section 23, T153N-R101W, Williams County, North Dakota. This well directly offsets the Lynn #1, the Company's recent Nisku and Duperow formation discovery in the northwest quarter of Section 23. The Lynn #2 is targeting the Duperow formation at 11,600 feet with secondary objectives in the deeper Red River formation. Basic has an approximate 18 percent working interest in the well and expects to spend approximately $250,000 on this effort. The company has already funded this effort with existing cash from operations and has yet to use any of its existing credit facility. The Lynn #1 and Lynn #2 wells are both operated by Missouri Basin Well Service, Inc. (MBI).

In related developments, in August 2004, the Lynn #1 produced nearly 5,000 barrels of oil from the Nisku formation and the well continues to flow at the rate of approximately 150 barrels of oil per day. Basic has an approximate 18 percent working interest (14.4 percent net revenue interest) in the Lynn #1. MBI has applied to the North Dakota Industrial Commission to commingle production from both the existing Nisku completion and the deeper Duperow formation. The Company and its partners previously tested the Duperow formation and believe it is capable of production rates similar to the existing Nisku completion. Management expects to receive approval and have the two formations commingled by the end of September and see a corresponding increase in production above existing levels. Finally, MBI has arranged for the installation of a natural gas line to facilitate selling excess natural gas from the well. The Company estimates initial gas sales rates could approach 4.2 million cubic feet per month.

We are delighted to commence drilling operations so soon on the second well in this prospect," said Ray Singleton, president of Basic. "And, certainly we are pleased with the new cash flow generated by the Lynn #1. Basic continues to engage in a level of drilling activity that for this Company has been unprecedented in the last twenty years. With widely dispersed exposure, our efforts over the next several weeks and months will search for both natural gas and oil and involve both exploration and development drilling activities in North Dakota, Montana, Colorado, and Texas. Based on initial results, we are excited about the significance the total exploration program could have on the Company's reserves and future revenues."

Basic is an oil and gas exploration and production company with primary operations in south Texas, Colorado and in both the Canadian and U.S. portions of the Williston basin. Basic is traded on the "over-the-counter - bulletin board" under the symbol BSIC.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "if," "potential," "possible," "should," "would," "may," "will," "anticipate," "estimate," "expect," "intend," "believe" or "continue," or comparable words. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004 and the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2004, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.